EXHIBIT 10.6.3

AMENDMENT TO SMITH MICRO SOFTWARE, INC.

2015 OMNIBUS EQUITY INCENTIVE PLAN

The Smith Micro Software, Inc. 2015 Omnibus Equity Incentive Plan (as previously amended on June 14, 2018, the “Plan”) is hereby amended as of the date set forth below, as follows:

Section 5.1(a) shall be stricken and replaced in its entirety with the following:

“(a) Share Reserve. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. The maximum aggregate number of Shares which may be issued pursuant to all Awards may not exceed Nine Million Six Hundred Twenty-Five Thousand (9,625,000) (subject to adjustment in the same manner provided in Article XV with respect to Shares subject to Awards then outstanding) (the “Share Reserve”).”

The remaining provisions of the Plan are not modified or changed by this Amendment.

This Amendment was adopted by the Board of Directors of Smith Micro Software, Inc. on April 14, 2020 and by its stockholders on June 9, 2020.

Dated: June 9, 2020	/s/ Timothy C. Huffmyer

Timothy C. Huffmyer

Vice President, Chief Financial Officer, Treasurer and Secretary